Exhibit 10.52

ENTERPRISE BANK AND TRUST COMPANY
EXECUTIVE SUPPLEMENTAL LIFE INSURANCE PLAN

Pursuant to due authorization by its Board of Directors, the undersigned, Enterprise Bank and Trust Company, a state-commercial bank located in Lowell, Massachusetts (the “Bank”), did constitute, establish and adopt the following Supplemental Life Insurance Plan (this “Plan”), effective April 5, 2006.

The purpose of this Plan is to attract, retain, and reward Employees (as such term is defined below), by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating Employees with the designated beneficiary of each insured participating Employee. The Bank will pay the life insurance premiums due under this Plan from its general assets.

Article 1
Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1                                 “Bank’s Interest” means the benefit set forth in Section 3.1.

1.2                                 “Beneficiary” means each designated person, or the estate of a deceased Participant,   entitled to benefits, if any, upon the death of a Participant.

1.3                                 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4                                 “Board” means (i) the Bank’s compensation committee, consisting of three or more members of the Board of Directors of the Bank, when acting under duly delegated authority from the Board of Directors, or (ii) the Board of Directors of the Bank in its entirety, in either case as from time to time constituted.

1.5                                 “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                 “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or such provider’s determination of Disability.

1.8                                 “Election Form” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.9                                 “Employee” means an active employee of the Bank.

1.10                           “Insured” means an individual Participant whose life is insured under a Policy or Policies.

1.11                           “Insurer” means an insurance company issuing a Policy on the life of an Insured.

1.12                           “Net Death Proceeds” means, with respect to any Policy, the total death proceeds payable under the Policy minus the greater of (i) the cash surrender value of such Policy or (ii) the aggregate premiums paid under such Policy.

1.13                           “Participant” means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose participation in this Plan has not been terminated.

1.14                           “Participant’s Interest” means the benefit set forth in Section 3.2.

1.15                           “Plan Administrator” means the plan administrator described in Article 13.

1.16                           “Policy” or “Policies” means the individual life insurance policy or policies purchased by the Bank upon the approval of the Plan Administrator for purposes of insuring a Participant’s life under this Plan.

1.17                           “Separation from Service” means, with respect to a Participant, that the Participant’s service, as an employee of, and independent contractor to, the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Participant.

1.18                           “Vested Insurance Benefit” means, with respect to a Participant, that the Bank will provide the Participant with continued insurance coverage from the date of vesting until death, subject to the limitations and termination and forfeiture provisions detailed in Section 4.2, Article 7 and Section 12.2.  Article 4 explains how a Participant achieves vested status.

1.19                           “Years of Service” means the twelve (12) consecutive month period beginning on a Participant’s date of hire and any and all additional twelve (12) consecutive month periods beginning on and following after each anniversary of such date of hire, during the entirety of which time the Participant is an employee of the Bank or any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs.  Service with a subsidiary or other entity controlled by the Bank or any such member of a controlled group as defined in Section 414 of the Code to which the Bank belongs before the time such entity becomes such a subsidiary or under such control shall not be considered “credited service” for purposes of this definition.

Article 2
Participation

2.1                                 Selection by Plan Administrator.  Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2                                 Enrollment Requirements.  As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election Form and (ii) a Beneficiary Designation Form.  In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3                                 Eligibility; Commencement of Participation.  Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, and provided that the Policy or Policies on the life of such Employee have been issued by the Insurer(s), the Employee shall become a Participant, shall be covered by this Plan and shall be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of this Plan.  A Participant’s participation in this Plan is limited to only issued Policies where the Participant is the Insured.

2.4                                 Termination of Participation.  A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate, if either of the following events occurs:  (i) if the Participant’s employment with the Bank is terminated prior to meeting any of the criteria for a Vested Insurance Benefit under Section 4.1, or (ii) this Plan or the Participant’s rights under this Plan are terminated in accordance with Section 4.2 or Article 12.  In the event that the Bank decides to maintain the Policy or Policies covering a Participant after the Participant’s termination of participation in this Plan, the Bank shall be the direct beneficiary of the entire death proceeds payable under such Policy or Policies.

Article 3
Policy Ownership/Interests

3.1                                 Bank’s Interest.  The Bank, directly through an insurance trust, shall own all of the Policies and shall have the right to exercise all incidents of ownership thereof and, subject to Article 6, the Bank may terminate any Policy without the consent of the Insured.  The Bank shall be the beneficiary of the entire amount remaining from the death proceeds payable under a Policy after the Participant’s Interest, if any, is paid to the Beneficiary(ies) as determined according to Section 3.2.

3.2                                 Participant’s Interest.  With respect to each Participant:

The Participant, or the Participant’s assignee, shall have the right to designate a Beneficiary(ies) of an amount of the death proceeds payable under the Policy or Policies covering the Participant as and to the extent specified in Section 3.2.1 or 3.2.2 as applicable.  The Participant shall also have the right to elect and change settlement options with respect to his or her Participant’s Interest by providing written notice to the Bank and the Insurer.

3.2.1                        Death Prior to Separation from Service.  If the Participant dies while employed by the Bank, the Beneficiary(ies) shall be entitled to a benefit equal to the lesser of: (i) the Net Death Proceeds or (ii) the amount set forth on the Participant’s Election Form.

3.2.2                        Death After Separation from Service.  If, pursuant to Article 4, a Participant who has had a Separation from Service has a Vested Insurance Benefit at the date of death, the Beneficiary(ies) shall be entitled to a benefit equal to the lesser of: (i) the Net Death Proceeds or (ii) the amount set forth on the Participant’s Election Form. If a Participant who has had a Separation from Service has not achieved a Vested Insurance Benefit, or such benefit has otherwise been terminated or forfeited under the terms of this Plan, on the date of death, the Beneficiary(ies) will not be entitled to any benefit under this Plan.

Article 4
Vesting

4.1                                 Vested Insurance Benefit.  With respect to each Participant:

The Participant shall have a Vested Insurance Benefit equal to the amount specified in Section 3.2 upon the occurrence of the earliest of the following events:

4.1.1                        Retirement by the Participant at any time while in the employ of the Bank either after attaining the age of sixty-two (62) or, if younger, after at least ten (10) Years of Service to the Bank;

4.1.2                        Disability; or

4.1.3                        Change in Control.

4.2                                 Forfeiture of Benefit.  Notwithstanding the provisions of Section 4.1, a Participant will forfeit his or her Vested Insurance Benefit if: (i) the Participant violates any of the provisions detailed in Article 7; (ii) in the case of a disabled Participant who vested pursuant to Section 4.1.2, if such Participant becomes gainfully employed by an entity other than the Bank; or (iii) the Participant provides written notice to the Bank declining further participation in the Plan.

Article 5
Premiums And Imputed Income

5.1                                 Premium Payment.  The Bank shall pay all premiums due on all Policies.

5.2                                 Economic Benefit.  The Plan Administrator shall determine the economic benefit attributable to each Participant based on the life insurance premium factor for the Participant’s age multiplied by the aggregate death benefit payable to the Beneficiary(ies).  The “life insurance premium factor” is the minimum amount required to be imputed under IRS Reg. §1.61-22(d)(3)(ii) or any subsequent applicable authority.

5.3                                 Imputed Income.  The Bank shall impute the economic benefit to each Participant on an annual basis, by adding the economic benefit to the Participant’s W-2 or, if applicable, Form 1099.

Article 6
Comparable Coverage

6.1                                 Insurance Policies.  If a Participant has a Vested Insurance Benefit, the Bank may provide such benefit through one or more of the Policies purchased at the commencement of this Plan, or, if later, upon or following the Participant’s commencement of participation in the Plan, or may provide comparable insurance coverage to the Participant through whatever means the Bank deems appropriate.  If the Participant waives or forfeits his or her right to the Vested Insurance Benefit, the Bank may choose to cancel the Policy or Policies on the Participant, or may continue such coverage and become the direct beneficiary of the entire death proceeds payable under such Policy or Policies.

6.2                                 Offer to Purchase.  If the Bank discontinues a Policy on a Participant who is employed by the Bank at the date of discontinuance or who has a Vested Insurance Benefit that has not been forfeited as of such date, the Bank shall give the Participant at least thirty (30) days to purchase such Policy.  The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority.  Such notification shall be in writing.

Article 7
General Limitations

7.1                                 Excess Parachute or Golden Parachute Payment.  If the payments and benefits pursuant to this Plan, either alone or together with other payments and benefits which any Participant has the right to receive from the Bank, would be treated as a “parachute payment” under Section 280G of the Code, or would be a prohibited “golden parachute payment” pursuant to 12 C.F.R. § 359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. § 359.4, the payments and benefits pursuant to this Plan shall be reduced, in a manner proposed by the Participant and consented to by the Bank (which consent shall not be unreasonably withheld) in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Plan being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations.  All benefits payable under this Plan shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations, except to the extent that any benefits payable under this Plan are grandfathered or otherwise exempt or excluded from any such change or amendment.

7.2                                 Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, a Participant shall forfeit any right to a benefit under this Plan if the Bank terminates the Participant’s employment for Cause. Termination of a Participant’s employment for “Cause” shall mean termination because of (a) the Participant’s willful and continued failure to substantially perform his or her employment duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (b) the Participant’s willfully engaging in conduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise.  For purposes of this paragraph, no act or failure to act on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.

7.3                                 Removal.  Notwithstanding any provision of this Plan to the contrary, a Participant’s rights in the Plan shall terminate if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended.

7.4                                 Forfeiture Provision.  A Participant shall forfeit any rights and benefits under this Plan if during the term of this Plan the Participant fails to comply with the terms of subsections 7.4.1 and 7.4.2 (the “Confidentiality and Non-compete Restrictions”).

7.4.1                        Confidentiality.  The Participant shall not, during or after the period during which he or she is employed by the Bank, disclose any Confidential Information (as such term is defined herein) to any natural person or entity for any reason or purpose whatsoever.  The term “Confidential Information” shall mean all confidential information of or relating to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, including without limitation financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than the Participant’s breach or nonobservance of his or her obligations described in this subsection 7.4.1.  Notwithstanding the foregoing, the Participant may disclose such Confidential Information as he or she may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Participant shall provide the Bank with prior written notice of any such required or potentially required disclosure and shall cooperate with the Bank and use his or her best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.

7.4.2                        Noncompetition.  If the Participant’s employment with the Bank is terminated for any reason, and in any such case prior to a Change in Control, then from and after the date of such termination, the Participant shall not:  (a) directly or indirectly, whether as owner, partner, shareholder (other than the holder of 1% or less of the common stock of any company the common stock of which is listed on a national stock exchange or quoted on an automated quotation service), consultant, agent, employee or otherwise, engage in competition with the Bank or any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs (an “Affiliate”) within a ten (10) mile radius of any city or town in which the Bank or any such Affiliate has a branch or other office; or (b) hire or attempt to hire, or assist in hiring, any employees of the Bank or any Affiliate, or solicit, encourage or induce any such employee to terminate his or her relationship with the Bank or any such Affiliate; or (c) solicit, encourage or induce any customer or client of the Bank or any Affiliates to terminate his or its relationship with the Bank or any such Affiliate or to do business with anyone other than the Bank and its Affiliates.

7.4.3                        Enforceability of Forfeiture Provision.  Each Participant expressly acknowledges and agrees that: (i) the Confidentiality and Non-compete Restrictions are reasonable, in terms of scope, duration, geographic area, and otherwise; (ii) the forfeiture requirement pertaining to the Confidentiality and Non-compete Restrictions are necessary to protect the Bank’s legitimate business interest; (iii) the Confidentiality and Non-compete Restrictions will not be materially adverse to the Participant’s employment with the Bank; and (iv) the Participant’s agreement to forfeit any rights and benefits otherwise existing or due under this Plan in the event of the Participant’s breach of the Confidentiality and Non-compete Restrictions constitutes a material inducement to the Bank in connection with the Plan Administrator’s selection of the Participant to participate in this Plan.  It is the intention of the parties that if any provision contained in the Confidentiality and Non-compete Restrictions is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such provision to the maximum extent permitted under the law as to area, breadth and duration.

7.4.4                        Change in Control.  The forfeiture provision detailed in this Section 7.4 shall no longer apply, and shall have no further force or effect, following a Change in Control.

7.5                                 Suicide or Misstatement.  No benefits shall be payable under this Plan to any Beneficiary if the Participant commits suicide within two years after the date of his or her enrollment in this Plan, or if an Insurer denies coverage (i) for material misstatements of fact made by the Participant on any application submitted in connection with the issuance of a Policy, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and with the advice of legal counsel and in its sole discretion, shall consider judicially challenging any such denial.

Article 8
Beneficiaries

8.1                                 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Plan upon the death of a Participant.  The Beneficiary(ies) designated under this Plan may be the same as or different from the beneficiary(ies) designated by the Participant under any other plan of the Bank in which the Participant participates.

8.2                                 Beneficiary Designation; Change. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Participant’s designation of a Beneficiary shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.  A Participant shall have the right to change a Beneficiary by completing and signing a new Beneficiary Designation Form and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by a Participant and accepted by the Plan Administrator prior to the Participant’s death.

8.3                                 Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

8.4                                 No Beneficiary Designation.  If a Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary.  If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

8.5                                 Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 9
Assignment

Any Participant may assign without consideration all of his or her Participant’s Interest to any person, entity or trust.  In the event a Participant shall transfer all of his or her Participant’s Interest, then all of such Participant’s Interest shall be vested in the Participant’s transferee, subject to such transferee executing an appropriate instrument or agreement binding the transferee to the provisions of this Plan, and such transferee shall be substituted as a party hereunder and the Participant shall have no further interest in this Plan.

Article 10
Insurer

Any Insurer shall be bound only by the terms of its issued Policy or Policies.  No Insurer shall be bound by or deemed to have notice of the provisions of this Plan.  An Insurer shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 11
Claims And Review Procedure

11.1                           Claims Procedure.  A Participant or Beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows:

11.1.1                  Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

11.1.2                  Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

11.1.3                  Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Plan on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)                                 An explanation of this Plan’s review procedures and the time limits applicable to such procedures; and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

11.2                           Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

11.2.1                  Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

11.2.2                  Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

11.2.3                  Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.2.4                  Timing of Plan Administrator’s Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

11.2.5                  Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Plan on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 12
Amendments And Termination

12.1                           Plan Administrator’s Authority to Amend or Terminate Plan.  Subject to Section 12.2, the Plan Administrator, acting on behalf of the Bank, may in its sole discretion amend, so as to reduce or limit Participants’ rights or interests, or terminate this Plan at any time.  In the event that the Bank decides to maintain the Policies on any Participants whose participation in the Plan has been terminated following any such amendment or termination of this Plan, the Bank shall be the direct beneficiary of the entire death proceeds payable under the Policies.

12.2                           Treatment of Vested Rights Following Amendment or Termination of Plan.  With respect to any Participant who has a Vested Insurance Benefit, which has not otherwise been terminated or forfeited under the terms of this Plan, at the time that the Plan Administrator, acting on behalf of the Bank, amends, so as to reduce or limit Participants’ rights or interests, or terminates this Plan, such Vested Insurance Benefit shall not be reduced, terminated or otherwise adversely affected in any way by such amendment or termination unless and to the extent that (i) the application of such amendment or termination of this Plan to such Participant and his or her Vested Insurance Benefit, or to all such similarly-situated Participants and their Vested Insurance Benefits, is necessary in order for the Bank to avoid significant financial harm, (ii) the Participant agrees to be bound by such action, or (iii) the application of such amendment or termination of this Plan to such Participant and his or her Vested Insurance Benefit, or to all such similarly-situated Participants and their Vested Insurance Benefits, is necessary to conform to any written directives or guidelines issued by the Bank’s federal or state banking regulators or to comply with any regulations promulgated in accordance with Section 409A of the Code.

12.3                           Amendments in Favor of Participants.  Notwithstanding any other provision contained in this Plan to the contrary, the Plan Administrator, acting on behalf of the Bank, shall retain the authority at all times to amend this Plan in such a way as to increase or otherwise improve the rights or interests of all Participants generally or of any individual Participant, or to otherwise amend this Plan in any other manner that the Plan Administrator deems to be in the best interests of all Participants or Beneficiaries generally or of an individual Participant or Beneficiary, in any case whether before or after an individual Participant has a Vested Insurance Benefit; provided, however, that such authority shall not extend to any amendment that would violate any applicable laws or regulations, including without limitation Section 409A of the Code and the regulations promulgated thereunder.

Article 13
Administration

13.1                           Plan Administrator Duties.  This Plan shall be administered by a Plan Administrator which shall consist of the Board. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

13.2                           Agents.  In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

13.3                           Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

13.4                           Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

13.5                           Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the base salary of Employees, the date and circumstances of the retirement, Disability, death or Separation from Service of any Participant, and such other pertinent information as the Plan Administrator may reasonably require.

Article 14
Miscellaneous

14.1                           Binding Effect.  This Plan shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

14.2                           No Guarantee of Employment.  This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee, nor does it interfere with the Bank’s right to discharge a Participant from employment with the Bank.  It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at any time.

14.3                           Applicable Law.  The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

14.4                           Reorganization.  The Bank shall not merge or consolidate into or with another bank or other entity, or reorganize, or sell substantially all of its assets to another bank or other entity, firm or person unless such succeeding or continuing bank or other entity, firm or person agrees to assume and discharge the obligations of the Bank under this Plan.  Upon the occurrence of any such event, the term “Bank” as used in this Plan shall be deemed to refer to any such  successor or survivor.

14.5                           Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Enterprise Bank and Trust Company
222 Merrimack
Lowell, MA 01852

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.6                           Entire Agreement.  With respect to each Participant, this Plan, along with the Participant’s Election Form, Beneficiary Designation Form and any agreement in writing between the Bank and the Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof.  No rights are granted to any Participant under this Plan other than those specifically set forth herein.

14.7                           Death Proceeds Under Policy(ies) May Exceed Participant’s Interest.  Each Participant acknowledges and agrees that the amount of the death proceeds payable under any Policy or Policies may exceed the Participant’s Interest with respect to such Policy or Policies and that any such excess amount shall be payable to the Bank or its designee.

14.8                           Death Proceeds Under Policy(ies) Subject to Claims of Creditors.  Each Participant acknowledges and agrees that the amount of the death proceeds payable under any Policy or Policies is a general asset of the Bank and as such is subject to the claims of the Bank’s general creditors.  Neither any Participant nor any Beneficiary has any preferred status or secured claim with respect to any such proceeds.

14.9                           Interpretation.  It is the intention of the parties hereto that the provisions of this Plan shall comply with the provisions of Section 409A of the Code and this Plan shall be interpreted in a manner consistent with such intention.

14.10                     Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank.

14.11                     Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of this Plan’s provisions.

14.12                     Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as a sealed instrument by a duly authorized officer as of the date indicated above.

Enterprise Bank and Trust Company
By:	/s/ James A. Marcotte
Title:	EVP, Chief Financial Officer and Treasurer